Exhibit 10.11

CONSULTING AGREEMENT

Effective October 1, 2021 (the “Effective Date”), Papaya Growth Opportunity Corp I, a Delaware corporation (“Company”), and FintechForce Inc. (“Consultant”) agree as follows:

1.	SERVICES.

1.1.          Performance of Services. Consultant will perform the services (“Services”) and deliver to Company any deliverables, designs, modules, software, products, documentation and other materials (“Deliverables”) described in one or more Statements of Work (“SOW”) in accordance with the schedule and other terms and conditions set forth in the SOW and this Agreement. In the event of conflict between the provisions of this Agreement and any SOW, the provisions of the SOW shall control with respect to the Services and Deliverables provided for by such SOW.

1.2.          Consultant Personnel. Consultant will perform all Services only through its regular, full-time employees and through subcontractors approved in advance in writing by Company (“Personnel”). Consultant acknowledges and agrees that all its Personnel are subject to Company’s continuing acceptance and that Company expressly reserves the right at any time to reject any Personnel, for any reason. To the extent that any Consultant Personnel are required to perform Services at a Company facility, Consultant will first ensure that such Personnel have been informed of Company’s workplace, computer and security policies and procedures, and will comply with such policies and procedures at all times.

1.3.          Acceptance. If the SOW calls for Deliverables, then, upon delivery, Company will review each Deliverable for conformity with its requirements in the SOW. If Company rejects a Deliverable, Consultant will promptly correct any failures and redeliver, and the procedure above shall be reapplied until the Deliverable is accepted or finally rejected. If a Deliverable is finally rejected, Company may terminate this Agreement or the applicable SOW by 10 days notice unless the Deliverable is accepted during the notice period. Upon any termination of this Agreement, or otherwise at the request of the Company from time to time, Consultant will deliver copies of all Content then existing in electronic form as specified by the Company.

2.	PAYMENT

2.1.          Fees. As Consultant’s sole compensation for the performance of Services, Company will pay Consultant the fees specified in the SOW, according to the terms in the SOW, including acceptance of any Deliverables.

2.2.          Expenses. Unless otherwise provided in the SOW, Company will not reimburse Consultant for any expenses incurred in connection with performing Services.

2.3.          Payment Terms. All fees and other amounts set forth in the SOW, if any, are stated in and are payable in U.S. dollars. Consultant will invoice Company on a monthly basis for all fees and expenses payable. Company will pay invoices within 10 days of receipt.

3.	RELATIONSHIP OF THE PARTIES

3.1.          Independent Contractor. Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant or its Personnel. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.

3.2.          Taxes and Employee Benefits. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement. Consultant will be solely responsible for the payment of all compensation to its Personnel, as well as for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. Consultant Personnel will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement.

3.3.          Liability Insurance. Consultant acknowledges that Company will not carry any liability insurance on behalf of Consultant. Consultant will maintain in force adequate liability insurance to protect Consultant from: (1) claims under workers’ compensation and state disability acts; and (2) claims of personal injury (or death) or tangible or intangible property damage (including loss of use) that arise out of any act or omission of Consultant or its Personnel.

4.	OWNERSHIP

4.1.          Disclosure of Work Product. Consultant will, as an integral part of the performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Work Product”). Work Product includes without limitation any Deliverables that Consultant delivers to Company.

4.2.          Ownership of Work Product. Consultant and Company agree that, to the fullest extent permitted by applicable law, each item of Work Product will be a work made for hire owned exclusively by Company. Consultant agrees that, regardless of whether an item of Work Product is a work made for hire, all Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “IP Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects and will cause its Personnel to assist and cooperate with Company in all respects, and will execute documents and will cause all Consultant Personnel to execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its IP Rights and other legal protections for the Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

4.3.          Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant or any of its Personnel may have in or with respect to any Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

4.4.          Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

5.	CONFIDENTIAL INFORMATION

For purposes of this Agreement, “Confidential Information” means and will include: (1) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (2) the Work Product; and

(3) the terms and conditions of this Agreement. Confidential Information will not include any information that: (A) is or becomes part of the public domain through no fault of Consultant; (B) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or

(C) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information.

6.	REPRESENTATIONS

Consultant represents and warrants that: (1) Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement; (2) Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services; (3) the Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any IP Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Work Product is created, developed or supplied by Company or by a third party on behalf of Company; and (4) all Consultant Personnel who perform Services are and will be bound by written agreements with Consultant under which: (A) Consultant owns or is assigned exclusive ownership of all Work Product, and (B) Consultant Personnel agree to limitations on the use and disclosure of Confidential Information no less restrictive than those provided in this Agreement.

7.	INDEMNITY

Consultant will defend, indemnify and hold Company harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from: (1) any action by a third party against Company that is based on a claim that any Services performed under this Agreement, or the results of such Services (including any Work Product), or Company’s use thereof, infringe, misappropriate or violate such third party’s IP Rights; and (2) any action by a third party against Company that is based on any act or omission of Consultant or its Personnel and that results in: (A) personal injury (or death) or tangible or intangible property damage (including loss of use); or (B) the violation of any statute, regulation or ordinance.

8.	HIRING

In the event the Company, its affiliates or its agents hires or engages any Excluded Personnel other than through FintechForce, the Company will pay FintechForce a conversion fee of thirty percent of the first year compensation package offered to the consultant by the Company. “Excluded Personnel” means any personnel who has been employed by FintechForce or its subcontractors within twelve months prior to being hired or engaged by the Company and who has provided any services to the Company in the performance of the Agreement.

9.	TERM AND TERMINATION

This Agreement will commence on the Effective Date and will remain in force and effect until terminated in accordance with the express terms of this Agreement. Either party may terminate this Agreement, or any particular SOW or SOWs under it, at any time, for any reason or no reason, upon 30 days written notice to the other party. Either party may terminate this Agreement, or any particular SOW or SOWs under it, immediately upon written notice of termination to the other if the other party breaches any material term of this Agreement and fails to cure such breach within 10 days following written notice of such breach and demand to cure. In the event this Agreement is terminated in accordance with this section, all extant SOWs under this Agreement shall be terminated as well at the same time. Upon the expiration or termination of this Agreement for any reason: (1) Consultant will promptly deliver to Company all Work Product, including all work in progress on any Work Product not previously delivered to Company, if any; (2) Consultant will promptly deliver to Company all Confidential Information in Consultant’s possession or control; and (3) Company will pay Consultant any accrued but unpaid fees due and payable under this Agreement. The rights and obligations of the parties under sections 3 through 9 will survive the expiration or termination of this Agreement.

10.	GENERAL

All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth in this Agreement or such other address as such party last provided to the other by written notice. This Agreement represents the entire agreement of the parties with respect to its subject matter and no changes or modifications or waivers or supplements to this Agreement will be effective unless in writing and signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws provisions and in the event of a dispute, the prevailing party will be entitled to attorneys’ fees and costs. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties irrevocably consent to the personal jurisdiction of those courts. The parties recognize and agree that “TIME IS OF THE ESSENCE” with respect to completion, delivery, and correction of development hereunder. This Agreement is not assignable by Consultant but is fully assignable by Company. The provisions of this agreement are severable and the invalidity or unenforceability of any provisions hereof shall not affect the validity or enforceability of the other hereof. In the event of a conflict, unless expressly provided otherwise herein, the terms and conditions of each SOW will take precedence over the terms and conditions of this Agreement. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.

Intending to be legally bound to the terms of this Agreement, each of the parties has caused its duly authorized representative to execute this document as of the Effective Date.

COMPANY: PAPAYA GROWTH ACQUISITION CORP I		CONSULTANT: FINTECHFORCE, INC.

BY:	/s/ Clay Whitehead	BY:	/s/ Daniel C. Rogers

NAME: CLAY WHITEHEAD		NAME: DANIEL C. ROGERS

TITLE: CEO		TITLE: CEO

DATE:	11/18/2021	DATE:	11/18/2021

STATEMENT OF WORK #1

This Statement of Work Number 1 is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of October 1, 2021, between Papaya Growth Opportunity Corp. I (“Company”) and FintechForce, Inc. (“Consultant”).

1.	DESCRIPTION OF SERVICES

Consultant will assist the Company with financial management, planning, and corporate development services that may include, but are not limited to:

CFO Services

●	Support the set-up and preparation for the Company’s initial public offering

●	Coordinate third parties engaged in supporting the Company on and on-going basis

●	Provide direction to third parties as required to achieve Company milestones

●	Support the on-going operations of the Company

●	Participate in identifying, evaluating, and selecting a target company for the Company

●	Support the De-SPACing process

●	Coordinate wind down efforts as required.

Financial Planning & Analysis

●	Provide forecasting, financial modeling, and budgeting to support the Company.

General

●	Facilitate leadership meetings and other meetings as needed to monitor Company progress, develop a broader understanding of the business challenges facing the company, and to develop appropriate business plans.

Consultant will perform ad hoc services as needed by the Company from time-to-time as requested and discussed. Daniel C. Rogers will be assigned to perform all of the duties of the Company.

2.	PAYMENT TERMS

2.1.	Fee Schedule

Consulting Rates:	$10,000.00 per month, plus Issuance of 50,000 shares of Founders Stock (costing the consultant $0.005 each)

Term:	Termination in accordance with Section 9.

Start Date:	October 1, 2021

Invoicing:	Consultant will invoice the Company on the 1st of each month following for services provided in the immediately preceding.

Payment:	The Company will pay the Consultant the outstanding amount owed within 30 days following the initial public offering. Following the initial public offering, the Consultant will invoice the Company following the invoicing terms outlined above.

2.2.          Expenses. The Company also will reimburse Consultant for reasonable and customary out-of-pocket travel, lodging and related expenses incurred by Consultant in connection with Consultant’s performance of Services approved in advance by Company in writing. At Company’s request, Consultant will furnish Company with copies of receipts and other customary documentation for any expenses for which Consultant requests reimbursement hereunder.

AGREED AS OF October 14, 2021

COMPANY: PAPAYA GROWTH OPPORTUNITY CORP I		CONSULTANT: FINTECHFORCE, INC.

BY:	/s/ Clay Whitehead	BY:	/s/ Daniel C. Rogers

NAME: CLAY WHITEHEAD		NAME: DANIEL C. ROGERS

TITLE: CEO		TITLE: CEO

DATE:	11/18/2021	DATE:	11/18/2021